Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-246231 and No. 333-170857) on Form S-8, Registration Statement (No. 333-258328) on Form S-3 of INDUS Realty Trust, Inc. and Registration Statements (No. 333-257802 and 333-257802-01) on Form S-3 of INDUS Realty Trust, Inc. and INDUS RT, LP, respectively, of our report dated March 6, 2023, relating to the consolidated financial statements and the financial statement schedule of INDUS Realty Trust, Inc., appearing in this Annual Report on Form 10-K of INDUS Realty Trust, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Hartford, Connecticut

March 6, 2023